SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549


                            FORM 8-K


                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

Date of Report (Date of earliest event reported)  April 10, 2001



              GENERAL EMPLOYMENT ENTERPRISES, INC.
     (Exact name of registrant as specified in its charter)


          Illinois                   1-05707             36-6097429
(State or other jurisdiction     (Commission File     (I.R.S. Employer
     of incorporation)               Number)        Identification Number)


     One Tower Lane, Suite 2100, Oakbrook Terrace, Illinois     60181
           (Address of principal executive offices)          (Zip Code)


                         (630) 954-0400
      (Registrant's telephone number, including area code)


                         Not Applicable
(Former name, former address and former fiscal year, if changed since last report.)



Item 2.  Acquisition and disposition of assets.

On April 10, 2001, Triad Personnel Services, Inc., a wholly-owned subsidiary of General Employment Enterprises, Inc. ("Company"), completed a transaction to purchase substantially all of the assets and business operations of Generation Technologies, Inc. ("GenTech") in accordance with an Asset Purchase Agreement. GenTech operates a staffing business in Pittsburgh, Pennsylvania, specializing in the placement of information technology professionals, and the Company intends to operate the business in substantially the same manner in the future. The assets acquired included the business operations, company name, customer lists, interests in office space and equipment, accounts receivable and goodwill.

The purchase price was established as an initial cash payment of $1,432,000 and three annual cash payments to be equal to a multiple of the respective year's annual earnings, as defined. The initial cash payment on April 10, 2001 was paid out of the Company's existing cash resources, and the Company expects that similar cash resources will be available to fund the future cash payments.


Item 7. Financial statements, pro forma financial information and exhibits.

  (a)  Financial statements of businesses acquired.

Financial statements in response to this item are not required because the acquired business is not considered to be significant under Rule 3-05(b) of Regulation S-X.

  (b)  Pro forma financial information.

Pro forma financial information in response to this item is not required because the acquired business is not considered to be significant under Rule 11-01(b) of Regulation S-X.

  (c)  Exhibits.

The following exhibit is filed as part of this report:

No.  Description of Exhibit

2.01 Asset Purchase Agreement Among Triad Personnel Services, Inc., Generation Technologies, Inc., and Michael P. Verona dated April 10, 2001.

Schedules and exhibits to the Asset Purchase Agreement are not filed with this Form 8-K Current Report, as permitted by the rules and regulations of the Securities and Exchange Commission. The Company will furnish a copy of any omitted schedule or exhibit to the Commission upon request.



                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                          GENERAL EMPLOYMENT ENTERPRISES, INC.
                                    (Registrant)


Date:  April 25, 2001         By:   /s/  Herbert F. Imhoff, Jr.
                              Herbert F. Imhoff, Jr.
                              President and Chief Operating Officer